FOR IMMEDIATE RELEASE

INHIBITEX ANNOUNCES STOCK LISTING TRANSFER FROM NASDAQ GLOBAL MARKET TO NASDAQ CAPITAL MARKET

ATLANTA, GA – July 9, 2008 — Inhibitex, Inc. (Nasdaq: INHX), a biopharmaceutical company focused on developing products to treat and prevent serious infectious diseases, announced today, effective immediately, that it has received approval from the NASDAQ Listing Qualifications Staff to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market.

The NASDAQ Capital Market is one of the three market tier designations for NASDAQ-listed stocks and operates in substantially the same manner as the NASDAQ Global Market. Securities listed on the NASDAQ Capital Market must satisfy all applicable qualification requirements for NASDAQ securities, and companies listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards. Inhibitex’s trading symbol, “INHX” will remain unchanged.

The listing transfer is in response to a letter the Company received from NASDAQ in January 2008 regarding its non-compliance with Marketplace Rule 4450(a)(5), which requires companies to maintain a minimum bid price of $1.00 per share for continued NASDAQ listing. NASDAQ’s notice gave the Company until July 8, 2008 to regain compliance with the minimum bid requirement, but also provided that, alternatively, the Company could apply to transfer its stock to the NASDAQ Capital Market, which the Company elected to do. The Company has an additional 180 calendar days from July 8, 2008, or until January 5, 2009, to regain compliance with NASDAQ’s minimum bid price requirement.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to treat and prevent serious infectious diseases. The Company’s pipeline includes FV-100, its clinical-stage oral nucleoside analogue in development for the treatment of herpes zoster (shingles), as well as a series of pre-clinical stage HCV polymerase inhibitors and HIV integrase inhibitors. Inhibitex has also licensed certain of its proprietary MSCRAMM® protein technology to Wyeth for the development of staphylococcal vaccines and to 3M for the development of diagnostics. For additional information about the Company, please visit www.inhibitex.com.

Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contact:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

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